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                                                                    Exhibit 10.6

                                    SAVVIS
                                COMMUNICATIONS


                       BASIC INTERNET SERVICES AGREEMENT

This BASIC INTERNET SERVICES AGREEMENT (the "Agreement") is entered into this 12 day of December, 1997 between SAVVIS COMMUNICATIONS ENTERPRISES, L.L.C. ("SAVVIS"), and DATA RETURN CORPORATION ("You").

1. SAVVIS shall provide You one (1) dedicated connection(s) to the Internet through SAVVIS' network from SAVVIS' closest Point of Presence (POP) at DS-3 12mbps bandwidth (the "Connection"). You shall pay SAVVIS the sum of $9,550 per month for the Connection plus a one time installation fee of $1,000, the receipt of which is hereby acknowledged. SAVVIS will not provide Your local loop nor is the charge therefor included herein. You shall also be responsible for all connection and local access charges incurred by SAVVIS and which apply to the Connection and You will be billed by SAVVIS for such amounts. You will receive from SAVVIS the requirements necessary to provide You with the Connection, which shall include, but not be limited to, router configuration information, local loop information and the demarcation point (the "Requirements") and the date on which the Requirements must be fulfilled. If SAVVIS has not arranged for the local loop, the demarcation point is considered to be the port on SAVVIS' switch. If SAVVIS has arranged for the local loop, the WAN port on Your router is the demarcation point. You acknowledge that You have received a Product Specification Sheet relating to the Connection.

2. The Connection will be activated on or before March 25, 1998 (the "Activation Date") and shall be for a period ending on the last day of the month which is 36 months subsequent to the Activation Date at which time this Agreement shall automatically renew for successive 36 month terms unless terminated by either party at least 30 days prior to the then current date for termination. SAVVIS reserves the right to change its rates for any renewal term by notifying You at least 60 days in advance of the effective date of such rate change. You acknowledge that circumstances beyond the control of SAVVIS may cause a delay in turning up the Connection in which case billing shall commence on the date the Connection is activated; provided, however, in the event the delay in activating the Connection is the result of Your failure to comply with or provide any of the Requirements billing for the Connection shall commence on the Activation Date.

3.   This Agreement does not include equipment.

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4.   You will be invoiced monthly in advance for all amounts due and owing to
     SAVVIS. All payments are due within 30 days after the date of such invoice. You will be deemed to be in default hereunder if payment is not received within 30 days after the date of such invoice and in addition to its other remedies, SAVVIS shall charge You an interest rate equal to the lesser of 1-1/2% per month or the maximum amount permitted by the law of Your state.

5. SAVVIS offers You access to the Internet. You hereby acknowledge that the Internet is not owned, operated, managed by or in any way affiliated with SAVVIS or any of its affiliates, and that it is a separate network of computers independent of SAVVIS. Your use of the Internet is solely at Your own risk and is subject to all applicable local, state, national and international laws and regulations. Access to the Internet is dependent on numerous factors, technologies and systems, many of which are beyond SAVVIS' authority and control.

6. SAVVIS' network may only be used for lawful purposes. The transmission of any material in violation of any United States or state regulations is prohibited. This includes, but is not limited to, copyrighted material, material legally judged to be threatening or obscene, material protected by trade secret or material that is otherwise deemed to be proprietary or judged by SAVVIS to be inappropriate or improper as determined by SAVVIS in its reasonable judgment subject to industry standards which items shall be deemed to include, but not be limited to, bulk e-mail messages. In the event that You engage in activities that SAVVIS judges to be inappropriate or improper, You shall have five (5) business days after the receipt of notice from SAVVIS in which to cause such activities, the failure to do so constituting a default hereunder.

7. Access to other networks connected to SAVVIS' network must comply with the rules appropriate for that other network. SAVVIS exercises no control whatsoever over the content of the information passing through its network.

8. SAVVIS MAKES NO WARRANTIES, EXPRESS OR IMPLIED, INCLUDING, BUT NOT LIMITED TO, THOSE OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. THIS INCLUDES LOSS OF DATA RESULTING FROM DELAYS, NONDELIVERIES, MISDELIVERIES OR SERVICE INTERRUPTION HOWEVER CAUSED. USE OF ANY INFORMATION OBTAINED BY SAVVIS' NETWORK IS AT YOUR OWN RISK. SAVVIS SPECIFICALLY DISCLAIMS ANY RESPONSIBILITY FOR THE ACCURACY OR QUALITY OF INFORMATION OBTAINED THROUGH ITS SERVICES.

9. Routine maintenance and periodic system repairs, upgrades and reconfigurations may result in temporary impairment or interruption in service. As a result, SAVVIS does not guarantee continuous or uninterrupted service and reserves the right from time to time to temporarily reduce or suspend service without notice. If you notify SAVVIS immediately in the event of the failure of Your Connection and SAVVIS determines in its reasonable commercial judgment that the Connection is unavailable to You. SAVVIS will, upon Your request credit Your account in the following manner: (i) if the Connection is

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     unavailable for one (1) or more consecutive hours during any calendar month, SAVVIS will credit Your account for such month in an amount equal to 1/30th of the amount due for such month and (ii) if the Connection is unavailable for an aggregate of four (4) or more hours in any calendar month, SAVVIS will credit Your account in an amount equal 7/30ths of the amount due for such month. Schedule or routine maintenance shall not be deemed to be the unavailability of Your Connection. The Connection shall not be deemed to have failed and no failure shall be deemed to have occurred if the interruption in services is due to force majeure or to circumstances beyond the control of SAVVIS such as the failure being caused by the local loop provider. The provisions set forth in this Paragraph 9 shall be Your sole and exclusive remedy in the event of the unavailability of Your Connection.

     SAVVIS reserves the right to, from time to time, monitor Your activity. Upon the occurrence of a default by You of any provision hereunder, SAVVIS reserves the right, in addition to any other remedies which may be available to it, to terminate this Agreement and the services provided to You hereunder. In addition, upon the occurrence of any default hereunder, 75% of the cumulative total of the balance of all monthly payments remaining on this Agreement shall become due and payable as of that date as liquidated damages and not as a penalty. You acknowledge that the amounts payable pursuant to the preceding sentence are equitable compensation to SAVVIS, and are intended to reasonably compensate SAVVIS for the losses which are occasioned by Your failure to honor Your obligations hereunder and that the exact amount of damages is difficult or impractical to establish.

10. Notwithstanding the provisions of Paragraph 9 hereof, at any time during the term hereof, if You are not otherwise in default under any of the terms and provisions of the Agreement, You may terminate this Agreement by giving SAVVIS thirty (30) days' written notice. Upon Your early termination of this Agreement, You shall pay to SAVVIS an amount equal to the difference between the monthly fee payable hereunder (which You acknowledge is the monthly fee payable for a three (3) year term) and the fee which would have been payable (as set forth below) which difference shall be multiplied by the number of months this Agreement was in force and effect. Such amount shall be payable by You to SAVVIS concurrently with the delivery of Your notice of termination.

     Month of Termination                     Fee Payable  Difference
     --------------------                     -----------  ----------
     1-12   (deemed to be monthly pricing)   $12,000      $2,800

     13-24  (deemed to be 1 year pricing)    $11,400      $1,800

     25-36  (deemed to be 2 year pricing)    $10,800      $1,600

     By way of example, if You terminate this Agreement in month 16, You will be deemed to have entered into a 1 year Agreement and in order to terminate this Agreement You would pay to SAVVIS the sum of $28,800 which is 16 months times $1,800. If You terminate this Agreement in month 29, You would be deemed to have entered into a 2

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     year Agreement and in order to terminate this Agreement You would pay to
     SAVVIS the sum of $46,400 which is 29 months times $1,600. This Fee shall not exceed 75% of the remaining total outstanding balance.

     The provisions of this Section shall not be available to You if You are otherwise in default of any other term or provision of this Agreement.

11. You shall indemnify SAVVIS, its affiliates, officers, directors, licensees and licensers from any and all claims and expenses, including, without limitation, reasonable attorney's fees arising from Your breach of any provision of this Agreement.

12. This Agreement is deemed to be entered into in the State of Missouri and shall not become a binding obligation of SAVVIS until it has been executed by an officer of SAVVIS. The parties agree that any dispute arising under this Agreement shall be arbitrated by the American Arbitration Association and that such dispute shall be governed by and construed in accordance with the laws of the State of Missouri.

13. SAVVIS may assign this Agreement without Your prior consent and all of SAVVIS' rights, title and interest herein shall inure to the benefit of such assignee, its successors and assigns. This Agreement shall not be assignable by You except with the written consent of SAVVIS. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

14. Each party may disclose the existence of this Agreement without the consent of the other however, neither party may disclose any of the terms and conditions of this Agreement without the prior written consent of the other.

15. This Agreement may be modified only by a written instrument signed by the party against which the modification is being enforced.

16. Any notice required to be given hereunder shall be in writing and shall be deemed to have been delivered when deposited in the United States mail, registered or certified mail, return receipt requested with adequate postage affixed and addressed to the persons set forth in the signature block hereto or to such other address as either party may provide to the other in accordance with the provisions hereof. A copy of any notice to SAVVIS shall be sent to Vice President - General Counsel at the address set forth below.

17. This Agreement contains the entire agreement of the parties hereto with respect to the matters covered hereby and supersedes any other prior or simultaneous agreement related to such matters. Concurrently with the activation of the Connection the Basic Internet Services Agreement dated December 10, 1997 between the parties and the Connection being provided thereunder shall terminate and all of the rights, duties and obligations of the parties, with the exception of Your obligations to make payments thereunder, shall terminate.

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THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and year first above written.

SAVVIS COMMUNICATIONS                     DATA RETURN CORPORATION
ENTERPRISES, L.L.C.


By:  /s/ Robert B. Murphy, Jr.            By: /s/ Sunny C. Vanderbeck
     ---------------------------------        ----------------------------------

Printed Name: Robert B. Murphy, Jr.       Printed Name: Sunny C. Vanderbeck
              -----------------------                   ------------------------

Title: EVP, CEO                           Title: CEO
       ------------------------------            -------------------------------

Address: 7777 Bonhomme, Suite 1501        Address: 801 Stadium Dr.
         St. Louis, MO  63105                      Arlington, TX 76011
Phone:                                    Phone:   (817) 461-7715

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